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                                                                    EXHIBIT 23-E

                           INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
  Daimler-Benz Aktiengesellschaft

We consent to the inclusion of our report dated March 17, 1998, except for Note 28 which is as of June 25, 1998, relating to the consolidated balance sheets of Daimler-Benz Aktiengesellschaft and subsidiaries ("Daimler-Benz") as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Chrysler Corporation Registration Statement on Form S-3 dated September 24, 1998.

Our auditors' report referred to above contains a qualification as a result of a departure from United States generally accepted accounting principles for Daimler-Benz' accounting for certain joint ventures in accordance with the proportionate method of consolidation. In our opinion, United States generally accepted accounting principles require that such joint ventures be accounted for using the equity method of accounting. The United States Securities and Exchange Commission has stated that it would not object to Daimler-Benz' use of the proportionate method of consolidation as supplemented by the disclosures in Note 2 to the consolidated financial statements referred to above.

In addition, we consent to the reference to our firm under the heading "Experts" in the Prospectus.

                                          KPMG DEUTSCHE TREUHAND-GESELLSCHAFT AG

Frankfurt am Main
September 24, 1998